EXHIBIT 99

ADP Reports Solid First Quarter Fiscal 2015 Results

  Total revenues from continuing operations increased 9% to $2.6 billion, nearly all organic
  Diluted earnings per share from continuing operations increased 13% to $0.62 per share
  On September 30, 2014, ADP completed the spin-off of its Dealer Services business, now called CDK Global, Inc., to its stockholders

ROSELAND, N.J., Oct. 29, 2014 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its first quarter fiscal 2015 financial results. Revenue grew 9% in the quarter to $2.6 billion, nearly all organic, driven by net new recurring revenues from ADP's HCM solutions, combined with an increase in worksite employees served by ADP's Professional Employer Organization (PEO). Pretax margin expanded 50 basis points in the quarter including a negative impact of 30 basis points from the client funds extended investment strategy. Pretax and net earnings from continuing operations both increased 12%. Diluted earnings per share from continuing operations increased 13% to $0.62 on fewer shares outstanding and a lower effective tax rate compared with a year ago. Worldwide new business bookings grew 11%, representing solid annualized recurring revenues anticipated from new orders. ADP acquired 0.6 million shares of its stock for treasury at a cost of $47 million for the quarter.

"ADP had a solid start to fiscal 2015 as we intensified our commitment to delivering innovative solutions across the HCM spectrum," said Carlos Rodriguez, president and chief executive officer, ADP. "Our ability to retain and grow our loyal client base is attributable to ADP's unique ability to combine great technology with comprehensive service and compliance expertise to help clients manage their most important asset – their people. Our performance in the quarter is evidence that ADP is executing well against this HCM strategy."

"ADP reported solid first quarter results as both of our business segments delivered solid revenue growth and improved profitability," said Jan Siegmund, chief financial officer, ADP. "In connection with the spin-off of Dealer Services, ADP sold a portfolio of notes receivable to a third party in the first quarter, which resulted in a one-time contribution of approximately 2 cents per share in the quarter. Share repurchases were lower than in prior quarters. However, by the end of the fiscal year, we intend to repurchase shares with the $825 million in dividend proceeds received from CDK prior to the spin-off, subject to market conditions, in addition to share repurchases offsetting dilution from employee benefit plans."

First Quarter 2015 Segment Results

Discontinued Operations

As a result of the spin-off of the Dealer Services business, the results of operations and the spin-related costs are reported within discontinued operations in the fiscal 2015 and 2014 results within this release.

Employer Services – Employer Services offers a comprehensive range of HCM and business outsourcing solutions.

  Employer Services revenues increased 7%, nearly all organic, compared to last year's first quarter.
  The number of employees on our clients' payrolls in the United States increased 3.1% for the quarter as measured on a same-store-sales basis for a subset of our clients' payrolls ranging from small to large businesses.
  Employer Services client revenue retention increased 70 basis points compared to last year's first quarter.
  Pretax margin increased approximately 120 basis points compared to last year's first quarter as a result of increased operating efficiencies.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions through a co-employment relationship.

  PEO Services revenues increased 18% for the first quarter, all organic, compared to last year's first quarter.
  PEO Services pretax margin increased approximately 90 basis points for the quarter from increased operating and sales efficiencies.
  Average worksite employees paid by PEO Services increased 15% for the quarter to approximately 345,000.

Interest on Funds Held for Clients

The safety, liquidity and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the first quarter, interest on funds held for clients increased 1% to $90.3 million from $89.2 million a year ago.
  Average client funds balances increased 7% in the first quarter to $18.7 billion compared to $17.4 billion a year ago.
  The average interest yield on client funds declined 10 basis points in the first quarter to 1.9% compared to 2.0% a year ago.

Fiscal 2015 Outlook

ADP's fiscal 2015 outlook has been updated to reflect the spin-off of its Dealer Services business.

ADP now anticipates full-year fiscal 2015 growth of 7% to 8% compared to fiscal 2014 revenue of $10.3 billion. ADP forecasts diluted earnings per share from continuing operations to grow 12% to 14% compared with $2.58 per share in fiscal 2014. This forecast includes a $0.02 per share benefit resulting from incremental share repurchases funded by the $825 million in dividend proceeds ADP received as a result of the spin-off. ADP anticipates completing the $825 million in share repurchases by June 30, 2015, depending on market conditions.

ADP's earnings growth forecast represents an anticipated 75 to 100 basis points of pretax margin expansion from 18.4% in fiscal 2014. Additionally, ADP anticipates an effective tax rate of 34.6% compared with 33.9% in fiscal 2014. Worldwide new business bookings are anticipated to grow about 8% compared to over $1.4 billion sold in fiscal 2014.

Consistent with the fiscal 2015 forecast ADP provided on July 31, 2014, difficult expense and earnings comparisons are anticipated during the second quarter of fiscal 2015. Increased investments in innovation which accelerated in the second half of fiscal 2014 and will continue into fiscal 2015, as well as higher selling expenses because of the easier compare with last year's new business bookings, are expected to result in additional expense of about $30 million in the second quarter of fiscal 2015.

Reportable Segments Fiscal 2015 Forecast

  For the Employer Services segment, ADP anticipates revenue growth of 6% to 7% with pretax margin expansion of about 100 basis points.
  ADP forecasts pays per control will increase 2.0% to 3.0% for the year.
  For the PEO Services segment, ADP anticipates 13% to 15% revenue growth with pretax margin expansion of up to 50 basis points.

Interest on Funds Held for Clients, Interest Income on Corporate Funds Fiscal 2015 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of October 27, 2014. The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts do not anticipate an increase in the Fed Funds target rate during fiscal 2015. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of October 27, 2014 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase $5 to $15 million, or 1% to 4%. This is based on anticipated growth in average client funds balances of 5% to 7% to $21.8 to $22.2 billion, partially offset by a decrease of up to 10 basis points in the expected average interest yield to 1.7% to 1.8%.
  The total contribution from the client funds extended investment strategy is also expected to increase $5 to $15 million compared with a year ago.

Investor Webcast Today

ADP will host a conference call for financial analysts today, Wednesday, October 29, 2014 at 8:30 a.m. EDT. The conference call will be webcast live on ADP's website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year revenues and pretax earnings by reportable segment for fiscal years 2013 and 2014 and the first quarter of fiscal 2015, as well as details of the first quarter fiscal 2015 results from the client funds extended investment strategy, are posted to ADP's website at investors.adp.com. ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

Employers around the world rely on ADP® (Nasdaq:ADP) for cloud-based solutions and services to help manage their most important asset – their people.  From human resources and payroll to talent management and benefits administration, ADP brings unmatched depth and expertise in helping clients build a better workforce.  A pioneer in Human Capital Management (HCM) and business process outsourcing, ADP serves more than 610,000 clients in 100 countries.   ADP.com

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,

	2014	2013
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,892.0	$ 1,770.9
Interest on funds held for clients	90.3	89.2
PEO revenues (A)	591.5	501.9
Total revenues	2,573.8	2,362.0

Expenses:
Costs of revenues:
Operating expenses	1,363.3	1,259.5
Systems development & programming costs	146.7	132.5
Depreciation & amortization	51.9	48.8
Total costs of revenues	1,561.9	1,440.8

Selling, general & administrative expenses	578.0	537.7
Interest expense	1.9	1.9
Total expenses	2,141.8	1,980.4

Other income, net	(20.5)	(22.0)

Earnings from continuing operations before income taxes	452.5	403.6

Provision for income taxes	154.5	138.7

Net earnings from continuing operations	$ 298.0	$ 264.9

Earnings from discontinued operations before income taxes	65.6	93.7

Provision for income taxes	68.4	30.0

Net (loss)/earnings from discontinued operations	$ (2.8)	$ 63.7

Net earnings	$ 295.2	$ 328.6

Basic Earnings Per Share from Continuing Operations	$ 0.62	$ 0.55
Basic Earnings Per Share from Discontinued Operations	(0.01)	0.13
Basic Earnings Per Share	$ 0.62	$ 0.68

Diluted Earnings Per Share from Continuing Operations	$ 0.62	$ 0.55
Diluted Earnings Per Share from Discontinued Operations	(0.01)	0.13
Diluted Earnings Per Share	$ 0.61	$ 0.68

Dividends declared per common share	$ 0.480	$ 0.435

Components of other income, net:
Interest income on corporate funds	$ (18.3)	$ (18.5)
Realized gains on available-for-sale securities	(1.0)	(4.3)
Realized losses on available-for-sale securities	0.2	0.8
Gain on sale of notes receivable	(1.4)	--
Total other income, net	$ (20.5)	$ (22.0)

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $5,736.2 and $4,947.2 for the three months ended September 30, 2014 and 2013, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2014	June 30, 2014
Assets
Cash and cash equivalents/Short-term marketable securities (B)	$ 4,437.3	$ 3,618.1
Other current assets	2,217.4	2,194.4
Assets of discontinued operations	--	2,409.7
Total current assets before funds held for clients	6,654.7	8,222.2
Funds held for clients	19,138.7	19,258.0
Total current assets	25,793.4	27,480.2

Long-term marketable securities	46.6	54.1
Property, plant and equipment, net	650.7	667.7
Other non-current assets	3,713.1	3,857.8
Total assets	$ 30,203.8	$ 32,059.8

Liabilities and Stockholders' Equity
Obligations under commercial paper borrowings (B)	$ 1,937.0	$ 2,173.0
Other current liabilities	2,287.0	2,447.0
Liabilities of discontinued operations	--	581.2
Client funds obligations	18,935.3	18,963.4
Total current liabilities	23,159.3	24,164.6

Long-term debt	10.9	11.5
Other non-current liabilities	1,210.6	1,213.5
Total liabilities	24,380.8	25,389.6

Total stockholders' equity	5,823.0	6,670.2
Total liabilities and stockholders' equity	$ 30,203.8	$ 32,059.8

(B) As of September 30, 2014, $1,957.8 million of short-term marketable securities are related to the Company's outstanding commercial paper borrowings. As of June 30, 2014, $2,015.8 million of short-term marketable securities and $183.8 million of cash and cash equivalents are related to the Company's outstanding commercial paper borrowings.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended September 30,
	2014	2013	Change	% Change
Revenues from continuing operations
Employer Services	$ 2,099.1	$ 1,963.2	$ 135.9	7%
PEO Services	594.9	505.1	89.9	18%
Other	(120.2)	(106.3)	(13.9)	n/m
Total revenues from continuing operations	$ 2,573.8	$ 2,362.0	$ 211.8	9%

Pre-tax earnings from continuing operations
Employer Services	$ 584.2	$ 523.3	$ 60.9	12%
PEO Services	66.7	51.9	14.8	29%
Other	(198.4)	(171.6)	(26.8)	n/m
Total pre-tax earnings from continuing operations	$ 452.5	$ 403.6	$ 48.9	12%

Pre-tax margin
Employer Services	27.8%	26.7%	1.2%
PEO Services	11.2%	10.3%	0.9%
Other	n/m	n/m	n/m
Total pre-tax margin	17.6%	17.1%	0.5%

Earnings per share information:
Net earnings from continuing operations	$ 298.0	$ 264.9	$ 33.1	12%
Net earnings	$ 295.2	$ 328.6	$ (33.4)	(10)%

Basic weighted average shares outstanding	478.4	480.1	(1.7)	0%
Basic earnings per share from continuing operations	$ 0.62	$ 0.55	$ 0.07	13%
Basic earnings per share	$ 0.62	$ 0.68	$ (0.06)	(9)%

Diluted weighted average shares outstanding	481.7	484.3	(2.6)	(1)%
Diluted earnings per share from continuing operations	$ 0.62	$ 0.55	$ 0.07	13%
Diluted earnings per share	$ 0.61	$ 0.68	$ (0.07)	(10)%

Key Statistics:
Internal revenue growth:
Employer Services	7%	8%
PEO Services	18%	12%

Employer Services:
Change in pays per control - U.S.	3.1%	2.6%
Change in client revenue retention percentage - worldwide	0.7 pts	0.0 pts
Employer Services/PEO new business bookings growth - worldwide	11%	1%

PEO Services:
Paid PEO worksite employees at end of period	349,000	304,000
Average paid PEO worksite employees during the period	345,000	300,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended September 30,
	2014	2013	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.6	$ 1.4	$ 0.2	16%
Corporate extended	3.7	3.6	0.1	3%
Total corporate	5.3	5.0	0.3	7%
Funds held for clients	18.7	17.4	1.3	7%
Total	$ 24.0	$ 22.4	$ 1.6	7%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.7%	1.0%
Corporate extended	1.7%	1.7%
Total corporate	1.4%	1.5%
Funds held for clients	1.9%	2.0%
Total	1.8%	1.9%

Net unrealized gain position at end of period	$ 229.5	$ 298.7

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 3.1	$ 3.1
U.S. & Canadian reverse repurchase agreement borrowings	0.6	0.5
	$ 3.7	$ 3.6

Average interest rates paid on:
U.S. commercial paper borrowings	0.1%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.4%	0.5%

Interest on funds held for clients	$ 90.3	$ 89.2	$ 1.1	1%
Corporate extended interest income (C)	16.2	16.0	0.1	1%
Corporate interest expense-short-term financing (C)	(1.5)	(1.5)	(0.1)	(6)%
	$ 104.9	$ 103.7	$ 1.2	1%

(C) While "Corporate extended interest income" and "Corporate interest expense-short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

Corporate extended interest income	$ 16.2	$ 16.0
All other interest income	2.2	2.5
Total interest income on corporate funds	$ 18.3	$ 18.5

Corporate interest expense - short-term financing	$ 1.5	$ 1.5
All other interest expense	0.4	0.4
Total interest expense	$ 1.9	$ 1.9

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in, or interpretations of, existing legislation or regulations, or compliance with new legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit rating and the impact on our funding costs and profitability; vulnerability to security breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 should be considered in evaluating any forward-looking statements contained herein.

The ADP logo and ADP are registered trademarks of ADP, LLC. All other marks are the property of their respective owners. Copyright © 2014 ADP, LLC.

CONTACT:  Automatic Data Processing, Inc.

          Investor Relations Contact:
          Sara Grilliot
          973.974.7834
          Sara.Grilliot@ADP.com

          Media Contact:
          Andy Hilton
          973.974.4462
          Andy.Hilton@ADP.com